[EXHIBIT 10.1.30]

                       PROPERTY OPTION
                  AND ACQUISITION AGREEMENT

This agreement made on September 22, 2005 by and between Molto
Crescendo Ltd and Beryl Jane Hawking (hereinafter referred to as
"Owner") and Celebration Productions, Inc. (hereinafter referred to as "Purchaser");

                    W I T N E S S E T H

WHEREAS, Owner is the sole and exclusive owner throughout the world of all rights in and to the literary work entitled, "Music to Move the Stars", written by Owner, which work has been filed in the United States Copyright Office under Copyright Registration Number __________. Said work including all adaptations and/or versions, the titles, characters, plots, themes and storyline, collectively referred to as the "Property"; and

WHEREAS, Purchaser wants to acquire all of Owner's world-wide, perpetual, motion picture, television, video, electronic, reproduction and distribution rights and allied and ancillary rights in and to the Property, in consideration for the purchase price provided herein and in reliance upon the Owner's representations and warranties;

NOW, THEREFORE, the parties agree as follows:

1.	CONSIDERATION FOR OPTION: In consideration of the payment to
Owner of the sum of Two Thousand Dollars ($2,000) receipt of which
is hereby acknowledged, Owner	agrees to and does hereby give and
grant to Purchaser the exclusive and irrevocable option ("Option") to purchase from Owner the rights in the Property as described in Paragraph below for the total purchase price specified and payable as provided in Paragraph below, provided that any sums paid under Paragraph or any other provision of this agreement with respect to the option shall be credited against the first sums payable on account of such purchase price. Except as provided in Paragraph
6, if Purchaser shall fail to exercise this Option, then the sums paid to Owner hereunder with respect to the Option shall be, and shall remain, the sole property of Owner.

2.	OPTION PERIOD: The Option shall be effective during the period commencing on the date of full execution of this agreement and ending on a date one year after that date ("the Initial Option Period"). The Initial Option Period may be extended for an additional twelve (12) months ("the Second Option Period") by the payment of Two Thousand Dollars ($2,000) on or before the expiration date specified above. (The Initial Option Period and Second Option Period shall jointly and severally be referred to herein as the "Option Period".)

3.	EXERCISE OF OPTION:

a.	Notice of Exercise: The Option granted herein may be exercised
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at any time prior to the Option Date (as it may be extended), by giving written notice to Owner at the address set forth above and making the payment provided for in subparagraph below.



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If Purchaser fails to exercise the Option prior to the Option Date
(as it may be extended), then this Agreement will terminate automatically upon such expiration and any rights Purchaser may have in the Property will automatically revert to Owner and Purchaser shall quitclaim to Owner any rights Purchaser may have in the Property except that Owner may not produce any form of motion picture based on the Property without first repaying to Purchaser the full amount expended by Purchaser in connection with rewriting, polishing and developing the Property.

b.	If Purchaser elects to exercise the Option, Purchaser shall
serve upon Owner written notice of the exercise thereof by addressing such notice to Owner at its address as specified in Paragraph below and by depositing such notice, so addressed by certified mail, return receipt requested with postage prepaid, in the United States mail. The deposit of such notice in the United States mail as hereinabove specified shall constitute service thereof, and the date of such deposit shall be deemed to be the date of service of such notice.

c.	If the provisions of this Agreement require that all or any
part of the purchase price be paid upon the exercise of the Option, then such amount, less the sums paid to Owner hereunder in connection with the Option and any extension thereof which may be credited against the purchase price, shall be paid to Owner concurrently with the exercise of the Option.

d.	Said Option may be exercised only by notice in writing as
aforesaid; no conduct or oral	statement by Purchaser or his agents,
representatives or employees shall constitute an exercise of the Option.

e.	Without limiting the generality of the foregoing, Owner agrees
to execute and deliver	to Purchaser concurrently herewith Exhibit A
(Short Form Option Agreement), which instrument shall become effective immediately and may be recorded by Purchaser with the United States Copyright Office as evidence of the Option herein granted to Purchaser. Owner agrees to cause the Author to execute, acknowledge and deliver to Purchaser promptly upon the execution hereof, quitclaims or assignments in form satisfactory to Purchaser, whereby such Author quitclaims to Purchaser all right, title and interest (or acknowledge and agree that Author has no such right, title or interest) in or to any of the rights, licenses, privileges and property agreed to be granted to Purchaser upon the exercise of the Option.

4.	RIGHTS GRANTED: Upon exercise of the Option, Owner hereby
sells, grants, conveys and assigns to Purchaser, its successors, licensees and assigns exclusively and forever, throughout the universe, all motion picture rights, television, video and electronic reproduction and distribution rights (including all silent, sound, dialogue and musical motion picture rights). Such rights shall include, without limitation, the exclusive worldwide, perpetual rights to produce one or more motion pictures and remakes and sequels thereof, television long form and series rights, merchandising and commercial tie-up rights, screenplay publishing rights, promotional rights for any advertising related to any production based upon the rights acquired and ancillary rights, and the perpetual,


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exclusive, universe-wide right to distribute, exploit and otherwise use any such production in any and all media whether now known or hereafter discovered, including, without limitation, soundtrack album, free television, cable television syndication, pay television, satellite, pay-per-view television, closed circuit telecast, home video, video disc, CD ROM and related rights and non-theatrical rights, together with limited radio broadcasting rights and certain limited publication rights for advertisement, publicity and exploitation purposes, and certain incidental and allied rights, throughout the world, in and to the Property and in and to the copyright thereof and all renewals and extensions of copyright. Included among the rights granted to Purchaser hereunder (without in any way limiting the grant of rights hereinabove made) are the following sole, exclusive and perpetual rights throughout the world:

a.	To make, produce, adapt and copyright one or more motion
picture adaptations or versions, whether fixed on film, tape, disc, wire, audio-visual cartridge, cassette or through any other technical process whether now known or hereafter devised, based in
whole	or in part on the Property, including but not limiting to,
motion pictures and remakes of, prequels and sequels to any motion picture produced hereunder and motion pictures in series or serial form, and for such purposes to record and reproduce, in synchronization with such motion pictures, spoken words taken from or based upon the text or theme of the Property and any and all kinds of music, musical accompaniments and/or lyrics to be performed or sung by the performers in any such motion picture and any and all other kinds of sound and sound effects.

b.	To exhibit, perform, rent, lease, exploit and generally deal in and with any motion picture produced hereunder:

i.	by all means or technical processes whatsoever, whether
now known or hereafter devised including, by way of example only, film, tape, disc, wire, audio-visual cartridge or disc, computer-associated or CD-ROM, cassette or television (including commercially sponsored, sustaining, pay, subscription or pay-per-view television, or any derivative thereof); and

ii.	in any place whatsoever, including homes, theaters,
planes, trains, boats or other vehicles and elsewhere, and whether or not a fee is charged , directly or indirectly, for viewing any such motion picture.

c.	To broadcast, transmit or reproduce the Property or any
adaptation or version thereof (including without limitations to, any motion picture produced hereunder and/or any script or other material based on or utilizing the Property or any of the characters, themes or plots thereof), by means of television or any process analogous thereto whether now known or hereafter devised (including, without limitation, commercially
sponsored, sustaining and subscription or pay-per-view
television), through the use of motion	pictures produced on films
or by means of magnetic tape, wire, disc, CD-ROM, audio-visual cartridge or any other material or device now known or hereafter devised and including such television productions presented in series or serial form, and the exclusive right generally to exercise for television purposes all the rights granted to


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Purchaser hereunder for motion picture purposes.

d.	Without limiting any other rights granted Purchaser, to
broadcast and/or transmit by television or radio or any process analogous thereto whether now known or hereafter devised, all or any part of the Property or any adaptation or version thereof, including any motion picture or other version or versions, for the purpose of advertising, publishing or exploiting such motion picture or other version or versions, which broadcasts or transmissions may be accomplished through the use of living actors performing simultaneously with such broadcast or transmission or by any other method or means including the use of motion pictures (including trailers) reproduced on film or by means of magnetic tape or wire or through the use of other recordings or transcriptions.

e.	To publish and copyright or cause to be published and
copyrighted in the name of Purchaser or its nominee in any and all languages throughout the world, in any form or media, synopses, novelizations, serializations, dramatizations, abridged and/or revised versions of the Property, not exceeding 7,500 words each, adapted from the Property or from any motion picture and/or other version of the Property for the purpose of advertising, publicizing and/or exploiting any such motion picture and/or other version

f.	For the foregoing purposes to use all or any part of the
Property and any of the characters, plots, themes and/or ideas contained therein, and the title of the Property and any title or subtitle of any component of the Property and to use said titles or subtitles for any motion picture or other version or adaptation whether or not the same is based on or adapted from the Property and/or as the title of any product or service or musical composition contained in any such motion picture or other version or adaptation.

g.	To use and exploit commercial or merchandise tie-ups and
recordings of any sort and nature arising out of or connected with the Property and/or its motion picture or other versions and/or the title or titles thereof and/or the characters thereof and/or their
names	or characteristics.

h.	All rights, licenses, privileges and property herein granted
Purchaser shall be cumulative and Purchaser may exercise or use any or all said rights, licenses, privileges or property simultaneously with or in connection with or separately and apart from the exercise of any other of said rights, licenses, privileges and property. If Author hereafter writes or permits to be made or published any revision, adaptation, sequel, translation or dramatization or other versions of the Property, and Owner acquires the Ownership of any rights therein, then Purchaser shall have and Owner to the extent it owns such rights hereby grants to Purchaser without payment therefor all of the same rights therein
as are	herein granted Purchaser. The terms "Picture" and "Pictures"
as used herein shall be deemed to mean or include any present or future kind of motion picture production based upon the Property, with or without sound recorded and reproduced synchronously therewith, whether the same is produced on film or by any other method


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

or means now or hereafter used or now known or hereafter devised, for the production, exhibition and/or transmission of any kind of motion picture productions.

i.	Without limiting the foregoing, Owner hereby irrevocably
assigns, licenses and grants to Company, throughout the universe, in perpetuity, the rights, if any, of Owner to authorize, prohibit and/or control the renting, lending, fixation, reproduction and/or other exploitation of the Picture by any media and means now known or hereafter devised as may be conferred upon Owner under applicable laws, regulations or directives, including without limitation, any so-called rental and lending rights pursuant to any European Economic Community ("EEC") directives and/or enabling or implementing legislation, laws or regulations enacted by the member nations of the EEC. Owner hereby acknowledges that the compensation payable under this Agreement, includes, without limitation, adequate and equitable remuneration for the "Rental and Lending Rights" (as hereinafter defined) and constitutes a complete buy-out of all "Rental and Lending Rights," in perpetuity. In connection with the foregoing, Owner hereby irrevocably grants to Purchaser, throughout the universe, in perpetuity, the right to collect and retain for Purchaser's own account any and all amounts payable to Owner in respect of Rental and Lending Rights and Owner hereby irrevocably directs any collecting societies or other persons or entities eceiving such amounts to pay such amounts to Purchaser, and to the extent Purchaser does not so collect such amounts, or is deemed ineligible to collect such amounts, Purchaser may deduct from any and all amounts payable to Owner under this Agreement the amounts paid or payable to Owner by any party in respect of such Rental and Lending Rights.

5.	RIGHTS RESERVED: The following rights are reserved to Owner
for Owner's use and disposition, subject, however, to the provisions of this agreement.

a.	Publication Rights: The right to publish and distribute
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printed versions of the Property owned or controlled by Owner in book form, whether hardcover or soft-cover, and in magazine or other periodicals, whether in installments or otherwise subject to Purchaser's rights as provided for in Clause 1 supra.

b.	Author-written Sequel: An Author-Written Sequel is defined as a
        ---------------------
literary property (story, novel, drama or otherwise), whether written before or after the Property and whether written by Author or by a successor in interest of Author, using one or more of the characters appearing in the Property, participating in different events from those found in the Property, and whose plot is substantially different from that of the Property. Owner shall have the right to exercise publication rights (i.e., in book or magazine form)
in an Author Written Sequel at any time. Author or Owner as the case may be, agrees not to exercise, or permit any other person to exercise any other rights (including but not limited to motion picture or allied rights) of any kind in or to any Author-Written
Sequel earlier	than five (5) years after the first general release of
the first Picture produced hereunder, or seven (7) years after the date of exercise of Purchaser's option to acquire the Property, whichever is earlier, provided such restriction on the exercise of said Author-Written sequel rights shall be extended to any period during which there is in effect, in any particular country or territory, a network television broadcasting agreement


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


for a television motion picture, (i) based upon the Property, or (ii) based upon any Picture produced in the exercise of rights assigned herein, or (iii) using a character or charcters of the Property, plus one (1) year, which shall also be a restricted period in such country or territory, whether or not such period occurs wholly or partly during or entirely after the 5/7 year period first referred to in this clause. Inasmuch as the characters of the Property are included in the exclusive grant of motion picture rights to Purchaser, no sequel rights or television series rights may be granted to such other person or company, but such characters from the Property which are contained in the Author-Written Sequel may be used in a motion picture and remakes thereof whose plot is based substantially on the plot of the respective Author-Written Sequel.

c. It is expressly agreed that Owner's reserved rights under this subclause relate only to material written or authorized by Author and not to any revision, adaptation, sequel, translation or dramatization written or authorized by Purchaser, even thorugh the same may contain charaters or other elements contained in Property.

6. 	RIGHT TO MAKE CHANGES: Owner agrees that Purchaser shall have the unlimited right to vary, change, alter, modify, add to and/or delete from the Property, and to rearrange and/or transpose the Property and change the sequence thereof and the characters and descriptions of the characters contained in the Property, and to use a portion or portions of the Property or the characters, plots, or theme thereof in conjunction with any other literary, dramatic or other material of any kind. Author hereby waives the benefits of any provision of law known as the "droit moral" or any similar law in any country of the world and agrees not to permit or prosecute any action or lawsuit of the ground that any Picture or other version of the Property produced or exhibited by Purchaser, its assignees or licensees, in any constitutes an infringement of any of the Author's droit moral or is in any way a defamation or mutilation of the Property of any part thereof or contains unauthorized variations, alterations, modifications, changes or translations. Not withstanding the foregoing Purchaser agrees to consult with Owner in regard to casting and act in good faith to assure that Owner is comfortable with all creative aspects of the Picture. If the parties, both acting in good faith, are unable to agree on material issues in regard to major production issues regarding cast or story prior to commencement of pre -production Purchaser will abandon the production of the Picture and upon repayment of all sums paid to Owner will reassign to Owner the rights granted hereunder. After commencement of preproduction Purchaser will continue to consult with Owner in good faith in regard to material creative issues but in the event of a dispute between them Purchasers decision shall control.

7.	DURATION AND EXTENT OF RIGHTS GRANTED: Purchaser shall enjoy,
solely	and exclusively, all of the rights, licenses, privileges and property granted hereunder throughout the world, in perpetuity, as long as any rights in the Property are recognized in law or equity, except insofar as such period of perpetuity may be shortened due to any now existing or future copyright by Owner of the Property and/or any adaptations thereof, in which case Purchaser shall enjoy its sole and exclusive rights, licenses, privileges and property hereunder to the fullest extent permissible under and for the full duration of such copyright or copyrights, whether common law or statutory, and any and all renewals and/or extensions thereof, and shall thereafter enjoy

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

all said rights, licenses, privileges and property non-exclusively in perpetuity throughout the world. The rights granted herein are in addition to and shall not be construed in derogation of any rights which Purchaser may have as a member of the public or pursuant to any other agreement. All rights, licenses, privileges and property granted herein to Purchaser are irrevocable and not subject to recision, restraint or injunction under any circumstances.

8.	CONSIDERATION: The sums paid pursuant to the provisions of
paragraphs 1 and 2 of this Agreement shall be applied against this purchase price. Payment shall be made (less the payment made pursuant to paragraphs 1 and 2) upon exercise of the Option. As consideration for all rights granted herein and assigned to Purchaser and for Owner's representations and warranties the Purchase Price shall be an amount equal to two and one half percent (2 1/2%) of the final production direct cash budget of the first motion picture based on the Property. The direct cash budget shall not include interest and financing costs, producer's fees to Purchaser and its employees, completion bond fees, overhead or contingencies. The Purchase Price shall be paid within 10 days after the first day of principal photography of the first motion picture based on the Work (the "First Picture").

9.	CONTINGENT COMPENSATION:

a.	In addition to the amount paid pursuant to Paragraph above,
Purchaser shall pay Owner (or cause Owner to be paid) contingent consideration in an amount equal to Two and One Half percent 2 1/2%) of the net profits derived by Purchaser from the exploitation of the Property in perpetuity. For this purpose, if there is a single worldwide financier/distributor, net profits shall be computed, defined, accounted for and paid in the same manner as applies to Purchaser (but excluding cross-collateralization and over-budget penalties). If there is no single worldwide financier/distributor net profits shall mean all sums received by Purchaser from the distribution or exploitation of the Property or any motion picture based thereon in excess of the full, final negative cost of such motion picture, any actual out of pocket sales costs incurred by Purchaser, and the portion of net profits paid to any financier of the Picture.

b.	Owner shall be paid for each theatrical motion picture remake or sequel one-half (1/2) of the applicable amounts payable pursuant to Paragraph above (i.e. 1/2 of what would be paid for such sequel or remake picture based on the formula set forth in paragraph 8 above), payable upon commencement of principal photography of each such production, plus contingent compensation of Two and one half percent (2 1/2%) of Purchaser's Net Profits from such sequel or remake.

c.	In the event of any made for television movie or mini series produced after the First Picture, Owner shall be paid Fifteen
Thousand Dollars ($15,000) per hour up to a maximum of Eighty Thousand Dollars ($80,000).

10.	PASSIVE PAYMENTS:    In the event a television series based on
the Property or the First Picture is produced, then, for each episode thereof broadcast on first run over prime time network television
(CBS, NBC, ABC or Fox) based upon the Property, Owner shall be entitled to receive and the following amounts payable upon the initial


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broadcast of each episode, as applicable.

a.	One Thousand Five Hundred Dollars ($1,500) for each episode
of up to thirty (30) minutes in length;

b.	Two Thousand Five Hundred Dollars ($2,500) for each episode of up to sixty (60) minutes in length;

c.	Three Thousand Five Hundred Dollars ($3,500) for each episode of more than sixty (60) minutes in length;

d.	As a buyout for all royalties due Owner for reruns of
television episodes produced and distributed by or under license from Purchaser or its assignees, Owner shall be entitled to receive an amount equal to one hundred percent (100%) of the applicable initial royalty payment, allocated twenty percent (20%) to each of
the first five reruns,	payable within thirty (30) days of broadcast
of the applicable rerun.

e.	In the event a television program described in paragraphs
10a., 10b. or 10c. is produced for syndication, non prime-time network or for pay or free cable each payment provided for in said paragraphs 1Oa., 1Ob. or 1Oc. above shall be reduced by fifty percent (50%).

f.	If a television series based on the Property or the First
Picture is produced then for any spin-off series based upon a character appearing in the Property, Owner shall receive one-half (1/2) of the royalties paid to Owner pursuant to paragraph 10a., b. or c. above if for prime-time network television or pursuant to paragraphs 10d. and e. above if for syndication, non prime-time network or for pay or free cable.

11.	THIRD PARTY PAYMENTS: Owner agrees that all sums paid hereunder shall constitute payment in full for all rights acquired herein. In the event any other parties are entitled to share in these payments or shall be entitled to any payment for the Rights (or any part thereof granted hereunder, Owner shall be responsible for making such payment and shall indemnify Purchaser against any obligation in regard thereto.

12.	REPRESENTATIONS AND WARRANTIES:

a.	Sole Proprietor: Owner represents and warrants to Purchaser
        ---------------
that Owner is the sole and exclusive proprietor, throughout the universe, of the Property.

b.      Facts: Owner represents and warrants to Purchaser as follows:
        -----

i.		Owner is the sole author and creator of the Property and
has not conveyed, sold or otherwise granted any such right so acquired to any person, firm or corporation.

ii.		The Property was first published in 1999 by Macmillan
under the title, Music to Move the Stars and was registered for copyright in the name of Jane Hawking, under copyright registration


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number __________, in the Office of the United States Register of
Copyrights, Washington, D.C.

iii.	No motion picture or dramatic version of the Property,
or any part thereof, has been manufactured, produced, presented or authorized; no radio or television development, presentation, or program based on the Property, or any part thereof, has been manufactured, produced, presented, broadcast or authorized; and no written or oral agreements or commitments whatsoever with respect to the Property, or with respect to any rights therein, have been made or entered into by or on behalf of Owner
(except with respect to the publication of the Property as set forth above).

iv.	None of the rights herein granted and assigned to
Purchaser have been granted and/or assigned to any person, firm or corporation other than Purchaser.

c.	No Infringement or Violation of Third Party Rights: Owner and
        --------------------------------------------------
Author represent and warrant to Purchaser that Author has not adapted the Property from any other literary, dramatic or other material; that the Property does not infringe upon any common law or statutory rights in any other literary, dramatic or other material; that no material contained in the Property is libelous or violative of the right of privacy of any person; that the full utilization of any and all rights in and to the Property granted by Owner pursuant to this Agreement will not violate the rights of any person, firm or corporation; and that the Property is not in the public domain in any country in the world where copyright protection is available.

d.	No Impairment of Rights: Owner represents and warrants to
        -----------------------
Purchaser that Owner is the exclusive proprietor, throughout the universe, of all rights in and to the Property granted herein to Purchaser; that Owner has not assigned, licensed or in any manner encumbered, diminished or impaired any such rights; that Owner has not committed or omitted to perform any act by which such rights could or will be encumbered, diminished or impaired any such rights; that Owner has not committed or omitted to perform any act by which such rights could or will be encumbered, diminished or impaired; and that there is no outstanding claim or litigation pending against or involving the title, ownership and/or copyright in the Property, or in any part thereof, or in any rights granted herein to Purchaser. Owner further represents and warrants that no attempt shall be made hereafter to encumber, diminish or impair any of the rights granted herein and that all appropriate protection of such rights will continue to be maintained by Owner.

13.	INDEMNIFICATION:

a.	Owner agrees to indemnify Purchaser against all judgments,
liability, damages, penalties, losses and expense (including reasonable attorneys' fees) which may be suffered or assumed by or obtained against Purchaser by reason of any breach or failure of any warranty or agreement herein made by Owner.

b.	Purchaser shall not be liable to Owner for damages of any
kind in connection with any Picture it may produce, distribute or exhibit, or for damages for any breach of this agreement (except failure to pay the money consideration herein specified) occurring or accruing before Purchaser has had reasonable notice and opportunity to


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adjust or correct such matters.

14.   	PROTECTION OF RIGHTS GRANTED: Owner hereby grants to
Purchaser the free and unrestricted right, but at Purchaser's own cost and expense, to institute in the name and on behalf of Owner, or Owner and Purchaser jointly, any and all suits and proceedings at law or in equity, to enjoin and restrain any infringements of the rights herein granted, and hereby assigns and sets over to Purchaser any and all causes of action relative to or based upon any such infringement, as well as any and all recoveries obtained thereon. Owner will not compromise, settle or in any manner interfere with such litigation if brought; and Purchaser agrees to indemnify and hold Owner harmless from any costs, expenses, or damages which Owner may suffer as a result of any such suite or proceeding.

15.	COPYRIGHT:  Regarding the copyright in and to the Property,
Owner agrees that:

a.	Owner will prevent the Property and any arrangements,
revisions, translations, novelizations, dramatizations or new versions thereof whether published or unpublished and whether copyrighted or uncopyrighted, from vesting in the public domain, and will take or cause to be taken any and all steps and proceedings required for copyright or similar protection in any and all countries in which the same may be published or offered for sale, insofar as such countries now or hereafter provide for copyright or
similar	protection. Any contract or agreement entered into by Owner
authorizing or permitting the publication of the Property or any arrangements, revisions, translations, novelizations, dramatizations or new versions thereof in any country will contain appropriate provisions requiring such publisher to comply with all of the provisions of this paragraph.

b.	Without limiting the generality of the foregoing, if the
Property or any arrangement, revision, translation, novelization, dramatization or new version thereof is published in the United States or in any other country in which registration is required for copyright or similar protection, the Owner will register or cause the same to be registered for copyright or similar protection in accordance with the laws and regulations of such country, and Owner further agrees to affix or cause to be affixed to each copy of the Property or any arrangement, revision, translation, novelization, dramatization or new version thereof which is published or offered for sale such notice or similar protection in any country in which such publication or sale occurs.

c.	All rights granted and agreed to be granted to Purchaser
under this agreement shall be irrevocably vested in Purchaser and shall not be subject to rescission by Owner, Author or any other party for any cause, nor shall said rights be subject to termination or reversion by operation of law or otherwise, except to the extent, if any, that the provisions of any copyright law or similar law relating to the right to terminate grants of, and/or recapture rights in, literary property may apply. If, pursuant to any such copyright law or similar law, Owner, Author or any successor or any other legally designated party (all herein referred to as "the terminating party") becomes entitled to exercise any right of reversion, recapture or termination (the "termination right") with respect to all or any part of the rights granted or to be granted under this agreement,


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


and if the terminating party exercises said termination right with respect to all or part of said rights (the "recaptured rights"), then from and after the date on which the terminating party has the right to transfer to a third party all or part of the recaptured rights, Purchaser shall have the first right to purchase and acquire the recaptured rights from the terminating party. If the terminating party is prepared to accept a bona fide offer from a third party with respect to all or part of the recaptured rights, then in each such instance the terminating party shall notify Purchaser of such offer, which terminating party is prepared to accept and the name of the third party who made the offer to the terminating party, and the terminating party shall offer Purchaser the right to enter into an agreement with the terminating party with respect to the recaptured rights on the aforesaid terms and conditions. Purchaser shall have thirty (30) days from the date of its receipt of such written offer within which to notify the terminating party of its acceptance of such offer (provided, however, that Purchaser shall not be required to meet any terms or conditions which cannot be as easily met by one person as another, including, without limitation, the employment of a specified person, etc.). If Purchaser shall acquire from the terminating party all or part of the recaptured rights, then the terminating party agrees to enter into appropriate written agreements with Purchaser covering said acquisition. If Purchaser shall elect not to purchase the recaptured rights from the terminating party, then the terminating party may dispose of said recaptured rights, but only to the aforesaid third party and only upon the terms and conditions specified in the aforesaid written notice given by the terminating party to Purchaser, it being understood and agreed that the terminating party may not dispose of said recaptured rights either to: (a) any other proposed transferee; or (b) upon terms and conditions which are more favorable to any transferee than the terms and conditions previously offered to Purchaser hereunder, without again offering to enter into an agreement with Purchaser on: (i) the terms offered to such other transferee; and/or (ii) such more favorable terms and conditions offered to said proposed transferee, whichever of (a) and/or (b) shall apply. Any such required offer made to Purchaser by the terminating party shall be governed by the procedure set forth in the preceding four sentences of this Paragraph. The unenforceability of any portion of this Paragraph shall not invalidate or affect the remaining portion of this Paragraph 9 or this agreement.

d.	If the Property, or any arrangement, revision, translation,
novelization, dramatization or new version thereof, shall ever enter the public domain, then nothing contained in this agreement shall impair any rights or privileges that the Purchaser might be entitled to as a member of the public; thus, the Purchaser may exercise any
and all	such rights and privileges as though this agreement were not in existence. The rights granted herein by Owner to Purchaser, and the representations, warranties, undertakings and agreements made hereunder by Owner shall endure in perpetuity and shall be in addition to any rights, licenses, privileges or property of Purchaser referred to in this subparagraph .

16.	CREDIT OBLIGATIONS: Purchaser shall have the right to publish, advertise, announce and use in any manner or medium, the name, biography and photographs or other likenesses of Author in connection with any exercise by Purchaser of its rights hereunder, provided such use shall not constitute an endorsement of any product or service.

17.	Author shall be accorded the following credit on a single card on screen and in paid ads controlled by Purchaser and in which any other writer is accorded credit, and in size of type (as to height, width, thickness and boldness) equal to the largest size of type in which any other writer is accorded credit:

a.	If the title of the Picture is the same as the title of the
Property, "Based on the Book by Jane Hawking "; or

b.	If the title of the Picture differs from the title of the
Property, "Based on the Book, "Music to Move the Stars" by Jane Hawking."

c.	Additionally, if Purchaser shall exploit any other rights in and to the Property, then Purchaser agrees to give appropriate source material credit to the Property, to the extent that such source material credits are customarily given in connection with the exploitation of such rights.

d.	No casual or inadvertent failure to comply with any of the
provisions of this clause shall be deemed a breach of this agreement by the Purchaser. Owner and Author hereby expressly acknowledge that in the event of a failure or omission constituting a breach of the provisions of this paragraph, the damage (if any) caused Owner or Author is not irreparable or sufficient to entitle Owner or Author injunctive or other equitable relief. Consequently the rights and remedies in the event of such breach shall be limited to the right to recover damages in an action at law. Purchaser agrees to provide in its contracts with distributors of the Picture that such distributors shall honor Purchaser's contractual credit commitments and agrees to inform such distributors of the credit provisions herein.

18.	RIGHT OF FIRST NEGOTIATION: Purchaser is hereby granted a
Right of First Negotiation in regard to any and all rights granted to Purchaser hereunder which may, in any manner, in whole or in part, revert to Owner or to anyone succeeding Owner. The term "Right of First Negotiation" means that if, after the expiration of an applicable time limitation, Owner desires to dispose of or exercise a particular right reserved to Owner herein ("Reserved Right"), whether directly or indirectly, then Owner shall notify Purchaser in writing and immediately negotiate with Purchaser regarding such Reserved Right. If, after the expiration of thirty (30) days following the receipt of such
notice,	no agreement has been reached, then Owner may negotiate with third parties regarding such Reserved Right subject to Paragraph below.

19. 	RIGHT OF LAST REFUSAL: Purchaser is hereby granted a Right of
Last Refusal in regard to any and all rights granted to Purchaser hereunder which may, in any manner, in whole or in part, revert to Owner or to anyone succeeding Owner. The term "Right of Last
Refusal" means that if Purchaser and Owner fail to reach an agreement pursuant to Purchaser's right of first negotiation, and Owner makes and/or receives any bona fide offer to license, lease and/or purchase the particular Reserved Right or any interest therein ("Third Party Offer"), Owner shall notify Purchaser, by registered mail or telegram, if Owner proposes to accept such Third Party Offer, the name of the offeror, the proposed purchase price, and other terms of such Third Party Offer. During the period of thirty (30) days after Purchaser's receipt of such notice,

Purchaser shall have the exclusive option to license, lease and/or purchase, as the case may be, the particular Reserved Right or interest referred to in such Third Party Offer, at the same purchase price and upon the same terms and conditions as set forth in such notice. If Purchaser elects to exercise the right to purchase such Reserved Right, Purchaser shall notify Owner of the exercise thereof by registered mail or telegram within such thirty
(30) day period, failing which Owner shall be free to accept such Third Party Offer; provided that if any such proposed license, lease and/or sale is not consummated with a third party within thirty (30) days following the expiration of the aforesaid thirty
(30) day period, Purchaser's Right of last refusal shall revive and shall apply to each and every further offer or offers at any time received by Owner relating to the particular Reserved Right or any interest therein; provided, further, that Purchaser's option shall continue in full force and effect, upon all of the terms and conditions of this paragraph, so long as Owner retains any rights, title or interests in or to the particular Reserved Right. Purchaser's Right of Last Refusal shall inure to the benefit of Purchaser, its successors and assigns, and shall bind Owner and Owner's heirs, successors and assigns.

20.	NO OBLIGATION TO PRODUCE: Nothing herein shall be construed to obligate Purchaser to produce, distribute, release, perform or exhibit any motion picture, television, theatrical or other production based upon, adapted from or suggested by the Property, in whole or in part, or otherwise to exercise, exploit or make any use of any rights, licenses, privileges or property granted herein to Purchaser.

21. 	ASSIGNMENT: Purchaser may assign and transfer this agreement or all or any part of its rights hereunder to any person, firm or corporation without limitation, and this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, representatives and assigns forever.

22. 	NO PUBLICITY: Owner will not, without Purchaser's prior
written consent in each instance, issue or authorize the issuance or publication of any news story or publicity relating to (i) this Agreement, (ii) the subject matter or term hereof, or to any use by Purchaser, its successors, licensees and assigns, and
(iii) any of the rights granted Purchaser hereunder.

23.	AGENT COMMISSIONS: Purchaser shall not be liable for any
compensation or fee to any agent of Owner in connection with this agreement.

24. 	ADDITIONAL DOCUMENTATION: Owner agrees to execute and procure any other and further instruments necessary to transfer, convey, assign and copyright all rights in the Property granted herein by Owner to Purchaser in any country throughout the world. If it shall be necessary under the laws of any country that copyright registration be acquired in the name of Owner and Author, Purchaser is hereby authorized by Owner and Author to apply for said copyright registration thereof; and, in such event, Owner shall and does hereby assign and transfer the same unto Purchaser, subject to the rights in the Property reserved hereunder by Owner. Owner further agrees, upon request, to duly execute, acknowledge, procure and deliver to Purchaser such short form assignments as may be requested by Purchaser for the purpose of copyright recordation in any country, or otherwise. If Owner shall fail to so execute and deliver, or cause to be executed and delivered, the assignments or other instruments herein referred to, Purchaser is hereby irrevocably granted the power coupled with an interest to execute such assignments and instruments in the name of Owner and as Owner's attorney-in-fact. Owner shall execute the Personal
Depiction Release attached hereto as Exhibit C and shall use her best efforts, consistent with sound, good faith business practice, to obtain similar documentation from such persons mentioned in the Property as Purchaser deems necessary or prudent.

25.	NOTICES: All notices to Purchaser under this agreement shall be sent by United States registered mail, postage prepaid, or by telegram addressed to Purchaser c/o Film and Music Entertainment, Inc. at 5670 Wilshire Blvd with a courtesy copy to Robert L. Oppenheim, Esq., 2300, S. Sepulveda Blvd, Los Angeles, CA 90064, and all notices or payments to Owner under this agreement shall be sent by United States registered mail, postage prepaid, or by telegram addressed to Molto Crescendo Ltd., c/o B. J. Hawking, 6 Dane Drive, Cambridge, CB3 9LP, UK. The deposit of such notice in the United States mail or the delivery of the telegram message to the telegraph office shall constitute service thereof, and the date of such deposit shall be deemed to be the date of service of such notice.

26.  	REMEDIES: The rights granted to Purchaser hereunder are
irrevocable and shall not be subject to reversion. Owner further acknowledges that (i) in the event of any breach hereunder by Purchaser, Owner will be limited to his remedy at law for damages, if any, and specifically waives any right to rescission, reversion, termination or to enjoin the pre-production, production, completion, delivery, distribution or advertising of the Picture, and (ii) nothing herein shall obligate Purchaser to use Owner's services or the results or proceeds thereof in the Picture or to produce, advertise or distribute the Picture, and
(iii) any dispute arising under this agreement shall be governed by the laws of the state of California applicable to agreements executed and to be performed there.

27.	MISCELLANEOUS:

a.	Relationship: This agreement between the parties does not
        ------------
constitute a joint venture or partnership of any kind.

b.	Cumulative Rights and Remedies: All rights, remedies,
        ------------------------------
licenses, undertakings, obligations, covenants, privileges and other property granted herein shall be cumulative, and Purchaser may exercise or use any of them separately or in conjunction with any one or more of the others.

c.	Waiver: A waiver by either party of any term or condition of
        ------
this agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or any subsequent breach thereof.

d. 	Severability: If any provision of this agreement as applied to
        ------------
either party or any circumstances shall be adjudged by a court to be void and unenforceable, such shall in no way affect any other provision of this Agreement, the application of such provision of this Agreement, the application of such provision in any other circumstance, or the validity or enforceability of this Agreement.

e.	Governing Law: This Agreement shall be construed in accordance
        -------------
with the laws of the State of California applicable to agreements which are executed and fully performed within said State.

f.	Captions: Captions are inserted for reference and
        --------
convenience only and in no way define, limit or describe the scope of this agreement or intent of any provision.

g.      Entire Understanding: This agreement contains the entire
        --------------------
understanding of the parties relating to the subject matter, and this Agreement cannot be changed except by written agreement signed by both the parties.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

OWNER-Jane Hawking                 PURCHASER--Celebration Productions,
                                   Inc.

Jane Hawking (Sig.)                By:  Signature illegible (Sig.)
---------------------------           --------------------------------
                                   Its: Secretary

                            EXHIBIT "A"
                  ASSIGNMENT - OPTION AGREEMENT

             KNOW ALL MEN BY THESE PRESENTS: That in consideration of the payment of One Dollar ($1.00) and other good and valuable consideration, receipt of which is hereby acknowledged, the undersigned, Jane Hawking, has granted to -Celebration Productions, Inc.("Purchaser"), and its heirs, representatives, successors and assigns forever, the irrevocable option to purchase from the undersigned all motion picture, television and specified allied and ancillary rights, including limited publication rights for advertising and exploitation purposes only, throughout the world in perpetuity, in and to that certain original literary work described as follows:

      Title:                          Music to Move the Stars
      Written by:                     Beryl Jane Hawking
      Form of Work:                   Biography
      Date and Place of Publication:
      Copyright Registration:

including all contents thereof, all present and future adaptations and versions thereof, and the theme, title and characters thereof, and in and to the copyright thereto and all renewals and extensions of such copyright.

             The undersigned and Purchaser have entered into or intend to enter into a formal Property Option and Acquisition Agreement, relating to the transfer and assignment of the foregoing rights in and to said literary work, which rights are or will be more fully described in said Property Option and Acquisition Agreement, and this Assignment is expressly made subject to all of the terms, conditions and provisions contained or to be contained in said Property Option and Acquisition Agreement.

             IN WITNESS WHEREOF, the undersigned has executed this Assignment this 22nd day of September, 2005.

                                  B.J. Hawking (Sig.)
                                  -----------------------------------
                                  By Beryl Jane Hawking, individually


                                  B.J. Hawking (Sig.)
                                  -----------------------------------
                                  On behalf of Molto Crescendo, Ltd
                                  Its:   Director

                          EXHIBIT "B"

                ASSIGNMENT - PURCHASE AGREEMENT

             KNOW ALL MEN BY THESE PRESENTS: That in consideration of the payment of One Dollar ($1.00) and other good and valuable consideration, receipt of which is hereby acknowledged, the undersigned, Jane Hawking, has granted to Celebration Productions, Inc. ("Purchaser"), and its heirs, representatives, successors and assigns forever, all motion picture, television and specified allied and ancillary rights, including limited publication rights for advertising and exploitation purposes only, throughout the world in perpetuity, in and to that certain original literary work described as follows:

      Title:                          Music to Move the Stars
      Written by:                     Beryl Jane Hawking
      Form of Work:                   Biography
      Date and Place of Publication:
      Copyright Registration:

including all contents thereof, all present and future adaptations and versions thereof, and the theme, title and characters thereof, and in and to the copyright thereto and all renewals and extensions of such copyright.

             The undersigned and Purchaser have entered into or intend to enter into a formal Property Option and Acquisition Agreement, relating to the transfer and assignment of the foregoing rights in and to said literary work, which rights are or will be more fully described in said Property Option and Acquisition Agreement, and this Assignment is expressly made subject to all of the terms, conditions and provisions contained or to be contained in said Property Option and Acquisition Agreement.

             IN WITNESS WHEREOF, the undersigned has executed this Assignment this 22nd day of September, 2005.


                                  B.J. Hawking (Sig.)
                                  -----------------------------------
                                  By Beryl Jane Hawking, individually


                                  B.J. Hawking (Sig.)
                                  -----------------------------------
                                  On behalf of Molto Crescendo, Ltd
                                  Its:   Director